Exhibit 4.2

October 9, 2012

Company Order and Officer’s Certificate
0.850% Notes due 2015

The Bank of New York Mellon, as Trustee
101 Barclay Street
Floor 8W
New York, New York 10286

Ladies and Gentlemen:

Officer’s Certificate under Section 301 of the Indenture

Pursuant to Article Three of the Indenture, dated as of October 9, 2012 (as it may be amended or supplemented, the “Indenture”), between General Electric Company (the “Company”) and The Bank of New York Mellon as trustee (the “Trustee”), the Board Resolutions dated as of September 2, 2011, June 8, 2012 and September 7, 2012, and the Unanimous Written Consent of the Funding Committee of the Board of Directors of the Company dated as of September 26, 2012, of which copies certified by the Secretary or an Associate Secretary of the Company are being delivered herewith under Section 301 of the Indenture,

A. The Company’s 0.850% Notes due 2015 (the “Notes”) are hereby established. The Notes shall be in substantially the form attached hereto as Annex 1.

          B. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 301 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture) and as shall be set forth in the form of Note attached hereto as Annex 1:

(1) the title of the Notes shall be “0.850% Notes due 2015”;

          (2) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $2,000,000,000 (except as provided in Section 301(2) of the Indenture); provided, however, that such authorized aggregate principal amount may from time to time be increased above such amount by a Board Resolution to such effect; and provided further, that additional Notes may not be issued under the same CUSIP number unless such additional Notes and the original Notes are fungible for U.S. federal income tax purposes;

(3) the date on which the principal of the Notes shall be payable shall be October 9, 2015;

          (4) the Notes shall bear interest at the rate of 0.850% per annum. Interest shall accrue from the original issue date of the Notes. The Interest Payment Dates on which such interest will be payable shall be April 9 and October 9 of each year, commencing on April 9, 2013. The Regular Record Date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be the March 25 and September 24, as the case may be (in each case, whether or not a Business Day) immediately preceding the related Interest Payment Date; provided, however, that interest payable on the Stated Maturity or on any Redemption Date shall be payable to the Person to whom the principal of such Notes shall be paid; interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest payable on any Interest Payment Date, Redemption Date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the Notes, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the case may be;

          (5) (a) the principal of and any premium or interest on the Notes shall be payable at, (b) the Notes may be presented for registration of transfer or exchange at, and (c) notices and demands to or upon the Company in respect of the Notes and the Indenture may be made at the Corporate Trust Office of the Trustee, currently located at 101 Barclay Street, Floor 8W;

          (6) the Notes shall be redeemable at any time and from time to time, as a whole or in part, at the option of the Company, at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed; and (b) the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 10 basis points;

plus, in either case, accrued and unpaid interest to, but not including, the Redemption Date.

With respect to the foregoing, “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”), and their respective successors plus three other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing or their affiliates ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

The Company shall give the Trustee notice of the foregoing redemption price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation;

(7) not applicable;

(8) the Notes shall be issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

(9) not applicable

(10) not applicable;

(11) not applicable;

(12) not applicable;

(13) not applicable;

(14) not applicable;

(15) not applicable;

          (16) (a) the Notes shall be issued in the form of one or more Global Securities; (b) the Depositary for such Global Security or Securities shall be The Depository Trust Company (“DTC”); and (c) the procedures with respect to transfer and exchange of Global Securities shall be as set forth in the Indenture;

(17) not applicable;

(18) not applicable;

(19) not applicable;

(20) not applicable;

(21) not applicable;

(22) not applicable;

(23) not applicable;

(24) not applicable;

(25) not applicable;

(26) not applicable; and

(27) any other information necessary to complete the Notes shall be as set forth in the Notes or herein.

Company Order under Section 303 of the Indenture

          A. You are hereby requested to authenticate on the date hereof $2,000,000,000 aggregate principal amount of the Notes, heretofore delivered to you and duly executed by the Company and registered in the name of Cede & Co., as nominee of DTC in accordance with the Blanket Issuer Letter of Representations dated October 23, 2003, in the manner provided by the Indenture.

B. You are hereby requested to hold the Notes as custodian for DTC.

C. Concurrently with this Company Order, an Opinion of Counsel under Sections 102 and 303 of the Indenture is being delivered to you.

Officer’s Certificate under Section 102 of the Indenture

The undersigned, Kathryn A. Cassidy, the Senior Vice President and Treasurer of the Company, does hereby certify that:

          (1) I have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officer’s Certificate, and the definitions in the Indenture relating thereto;

(2) I have read the Board Resolutions and the Unanimous Written Consent of the Funding Committee of the Board of Directors of the Company and the Opinion of Counsel referred to above;

(3) I have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as I deemed relevant for purposes of this certificate;

(4) in my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such conditions have been complied with;

          (5) on the basis of the foregoing, I am of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with; and

(6) the form and terms of the Notes have been established in conformity with the provisions of the Indenture.

Kindly acknowledge receipt of this Company Order and Officer’s Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto. By signing below, the Trustee agrees to the terms and conditions set forth hereinabove.

Very truly yours,

Company Order:

GENERAL ELECTRIC COMPANY

By:	/s/ Kathryn A. Cassidy

Name: Kathryn A. Cassidy
Title: Senior Vice President and Treasurer

Officer’s Certificate:

/s/ Kathryn A. Cassidy

Name: Kathryn A. Cassidy
Title: Senior Vice President and Treasurer

Acknowledged by Trustee:

By:	/s/ Laurence J. O’Brien

Authorized Officer

ANNEX 1

[Form of Note]